UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 001-12165
                                                                    ____________

                              BRIDGE VIEW BANCORP
________________________________________________________________________________

             (Exact name of registrant as specified in its charter)


     457 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (201) 871-7800
________________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, no par value per share
________________________________________________________________________________
            (Title of each class of securities covered by this Form)


                                      None
________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)       [ X ]       Rule 12h-3(b)(1)(ii)      [   ]
        Rule 12g-4(a)(1)(ii)      [   ]       Rule 12h-3(b)(2)(i)       [   ]
        Rule 12g-4(a)(2)(i)       [   ]       Rule 12h-3(b)(2)(ii)      [   ]
        Rule 12g-4(a)(2)(ii)      [   ]       Rule 15d-6                [   ]
        Rule 12h-3(b)(1)(i)       [   ]


Approximate number of holders of record as of the certification or
notice date:        0
             _____________

Pursuant to the requirements of the Securities Exchange Act of 1934, Interchange Financial Services Corporation, as successor by way of merger to Bridge View Bancorp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   May 1, 2003          By:     /s/  Anthony S. Abbate
                                     ________________________________________
                             Name:   Anthony S. Abbate
                             Title:  President and Chief Executive Officer of
                                     Interchange Financial Services Corporation,
                                     a New Jersey corporation, successor by way
                                     of merger to Bridge View Bancorp.